Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-252589, 333-260246, and 333-262239) and Form S-8 (Registration Nos. 333-254583, 333-257042, 333-263929, and 333-270908) of Vincerx Pharma, Inc. of our report dated March 29, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
March 29, 2024